Exhibit 2

Private and Confidential

DATED 20 September 2016

NAVIOS MARITIME HOLDINGS INC.

as Shareholder

– and –

NAVIOS MARITIME ACQUISITION CORPORATION

as Lender

PLEDGE OVER SHARES IN

NAVIOS MARITIME ACQUISITION CORPORATION

INCE & CO

PIRAEUS

THIS DEED of PLEDGE is dated 20 September 2016 and made BETWEEN:

(1)	NAVIOS MARITIME HOLDINGS INC. a corporation incorporated under the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Shareholder”); and

(2)	NAVIOS MARITIME ACQUISITION CORPORATION a corporation incorporated under the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Lender”).

WHEREAS:

(A)	The Shareholder is the beneficial owner of certain registered shares with a par value of USD1 each in the Lender (hereinafter, in its capacity as the corporation whose shares are the subject of this Deed, the “Corporation”), as set out more particularly in Schedule 1 hereto.

(B)	By a Loan Agreement (the “Loan Agreement”) dated on the date of this Pledge and made between the Shareholder (as borrower) and the Lender (as lender), it was agreed that the Lender would make available to the Shareholder, upon the terms and subject to the conditions therein contained, a loan facility of up to USD70,000,000.

(C)	Pursuant to the Loan Agreement it is a condition precedent to the advance of the Loan that the Shareholder should execute a pledge in respect of the Shares (as defined below) in favour of the Lender (in the form of this Pledge).

NOW THIS PLEDGE WITNESSES as follows:

1	DEFINITIONS
1.1	Defined expressions
Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Pledge.
1.2	Definitions
In this Pledge, unless the context otherwise requires:
“Deposit Bank” means KBL Monaco Private Bankers, Monaco;

“Deposit Bank Instruction” means an irrevocable letter of instruction from the Borrower to the Deposit Bank instructing the Deposit Bank to deliver the Share certificate in respect of the Deposited Shares to the Lender or its representative, in the form set out in Schedule 7;

“Deposited Shares” means the Shares referred to as such in Schedule 1;
“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:
(a)

all losses, liabilities, costs, duties, fees, charges, expenses, claims, damages, moneys and outgoings of whatever nature (including, but not limited to, Taxes, registration fees and legal costs) suffered, incurred or paid by the Lender in connection with the exercise of the powers referred to in or granted by this Pledge or otherwise payable by the Shareholder in accordance with clauses 7.5 and 0; and

(b)

interest on all such losses, liabilities, costs, duties, fees, charges, expenses, claims, damages, moneys and outgoings from the date on which the same was suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum equal to two (2.0) per cent per annum over the interest rate referred to in Clause 3.1.1(ii) of the Loan Agreement;

“Outstanding Indebtedness ” means the aggregate principal amount of the Loan outstanding and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Lender, whether actually or contingently, under the Loan Documents or any of them;

“Secured Property ” means the Shares and all stock, shares, warrants, securities, rights, moneys or property (including the dividends, interest or income thereon or therefrom) accruing or derived from time to time in relation to or from the Shares; and

“Shares” means the registered shares in the capital of the Corporation, as described in Schedule 1, legally and beneficially owned by the Shareholder and shall include any other shares in the capital of the Corporation which may hereafter be beneficially owned by the Shareholder and made subject to security hereunder pursuant to clause 4.1.5 (Additional Shares ).

1.3	Construction
The provisions of clauses 1.3 and 1.4 of the Loan Agreement shall apply to this Pledge as if references to “this Agreement” were to this Pledge and references to “the Borrower” were to the Shareholder and otherwise mutatis mutandis.

1.4	Conflict with Loan Agreement
This Pledge shall be read together with the Loan Agreement but, in the case of any conflict between them, the provisions of the Loan Agreement shall prevail.
2	CHARGING CLAUSE
In consideration of inter alia the Lender, agreeing to make the Loan available to the Shareholder, the Shareholder, with full title guarantee, hereby pledges, mortgages, charges, assigns, transfers, deposits, sets over and confirms and agrees to pledge, mortgage, charge, assign, transfer, deposit, set over and confirm to the Lender as security for the payment of the Outstanding Indebtedness and as a continuing security for the payment of all moneys and the discharge of all obligations and liabilities hereby covenanted to be paid or otherwise hereby secured by way of a first fixed pledge all of its interest in and to all of the Secured Property.

3	REPRESENTATIONS AND WARRANTIES
3.1	Representations and warranties
The Shareholder hereby represents and warrants to the Lender that:
3.1.1	Title

the Shareholder is the holder of the Shares and is the legal and beneficial owner of and has full right and title to, and has hereby pledged, the Secured Property and all the Shares are free from any Encumbrance of any kind (other than the Encumbrance hereby created and any Permitted Encumbrance), and the Shares are not subject to any option;

3.1.2	Shares fully paid
the Shares are fully paid or credited as fully paid and non-assessable and no calls have been, or can be, made in respect of the Shares;
3.1.3	No other security etc.
the Shareholder has not taken or received any security or lien from the Corporation in respect of any liability hereunder or in respect of any other liability of the Corporation to the Shareholder;
3.1.4	No immunity

Neither the Shareholder nor any of its assets is entitled to immunity on any grounds from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

3.1.5

On the day falling 3 months after the date of this Pledge and three-monthly thereafter throughout the Facility Period (as such term is defined in the Loan Agreement), the Shareholder shall be deemed to repeat the representations and warranties in clause 3 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

4	COVENANTS BY THE SHAREHOLDER
4.1	Supporting documents

The Shareholder hereby covenants with the Lender that during the continuance of this Pledge the Shareholder shall at the times prescribed in this Pledge, deposit with the Lender and permit the Lender during the continuance of this security to hold and retain:

4.1.1	Certificates
on the date of this Pledge, all share certificates and documents of title relating to the Shares together with any other documents of title relating to the Secured Property;
4.1.2	Transfers

on the date of this Pledge, transfers of the Shares, duly completed in favour of the Lender or its nominees or otherwise as the Lender may direct in the form set out in schedule 2 together with letters of authority in respect of such transfers in the form set out in schedule 3;

4.1.3	Proxies
on the date of this Pledge, an irrevocable proxy in respect of the Shares, executed by the Shareholder in favour of the Lender in the form set out in schedule 4, entitling the Lender to exercise all voting rights in respect of the Shares, subject to clause 5.1;

4.1.4	Other documents

all such other documents as the Lender may from time to time require for perfecting its title to the Shares and/or the Secured Property or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to the intent that the Lender may at any time following an Event of Default that is continuing without notice present them for registration.

4.1.5	Additional Shares

the Shareholder will deliver, or procure there to be delivered to the Lender, as soon as reasonably practicable and in any event within five Banking Days of the issue of any further Shares to it: (a) all share certificates in respect of those further Shares; (b) transfers in the form set out in schedule 2 together with letters of authority in respect of such transfers in the form set out in schedule 3; and (c) an irrevocable proxy in respect of the Shares, executed by the Shareholder in favour of the Lender in the form set out in schedule 4.

4.2	Deposit Bank/Deposited Shares
The Shareholder shall deliver
(a)

on the date of this Pledge, an executed notice to the Deposit Bank in the form set out in Schedule 6 and shall use reasonable endeavours to obtain within 3 Banking Days of the date hereof, the acknowledgement thereof duly signed by the Deposit Bank; and

(b)

on the date of this Pledge, to the Lender, the executed but undated Deposit Bank Instruction and an executed letter of authorisation in the forms set out in, respectively, schedules 8 and 7, in each case signed by signatories of the Shareholder whose signatures are valid and binding for the purposes of giving instructions the Deposit Bank.

4.3	Continuing covenants
The Shareholder hereby further covenants with the Lender that during the Facility Period it shall:
4.3.1	Title
warrant and defend the right, title and interest of the Lender in and to the Secured Property against the claims and demands of any other persons;
4.3.2	Payment of calls
duly and promptly pay all calls, instalments or any other payments that may from time to time become due in respect of any of the Shares;

4.3.3	Negative undertakings
Save as permitted under the terms of the Loan Documents, not (without the consent of the Lender):
(a) create or permit to subsist any Encumbrance other than a Permitted Encumbrance on or over the Secured Property or any part thereof or interest therein or attempt or agree to do so;
(b) sell, transfer or otherwise dispose of the Secured Property or any part thereof or interest therein or attempt or agree so to do;
(c)

allow or permit the Corporation to cancel, increase, create or issue or agree to issue or put under option or agree to put under option any share or loan capital or obligation now or hereafter convertible into share or loan capital of or in the Corporation of any class or call any uncalled capital; or

(d)

convene any meeting with a view either to the alteration of any of the provisions of the Corporation’s Articles of Incorporation/Association and By-Laws which adversely affects the rights of the Lender or to passing a resolution that the Corporation be wound up.

4.3.4	Maintain security
not do or cause to permit to be done anything which may in any way jeopardise or otherwise prejudice the security created by this Pledge;
4.3.5	No Encumbrance
not take or receive any Encumbrance from the Corporation in respect of the liability of the Shareholder under this Pledge; and
4.3.6	Reports, etc.
promptly send to the Lender a copy of every material report or other material notice, statement or circular sent or delivered to the Shareholder in its capacity as shareholder, by the Corporation.
4.4	Further covenants
The Shareholder hereby further covenants and agrees with the Lender that:
4.4.1	Powers on default

the Lender and its nominees may (at their discretion) following the occurrence of any Event of Default that is continuing, exercise, in the name of the Shareholder or otherwise at any time whether pursuant to the powers conferred upon the Lender under any irrevocable proxy referred to in clause 4.1.3 or otherwise pursuant to this Pledge, and whether before or after demand for payment and without any further consent or authority on the part of the Shareholder, in respect of the Shares any voting rights and all powers, interests or rights which may be exercisable by the person in whose name the Shares are registered but such power shall be exercised subject to the provisions of clause 5; and

4.4.2	Transfer of Shares to Lender
if so requested by the Lender, following the occurrence of an Event of Default that is continuing, the Shareholder shall transfer all or any of the Shares to the Lender or to its nominees and the Lender may hold all or any of the Shares and all the Shares shall be held at the expense and risk of the Shareholder; and

4.4.3	Filing of this Pledge

it will file or cause to be filed a copy of this Pledge with the Secretary (or other appropriate officer) of the Corporation for the purpose of giving notice of this security to the Corporation and that it will use its best endeavours to obtain and deliver to the Lender an acknowledgement of such filing.

5	DIVIDENDS AND VOTING RIGHTS
5.1	Voting rights

Unless and until an Event of Default has occurred and is continuing, the Shareholder shall be entitled to exercise all voting and other rights vested in the holder of the Shares in any manner as it sees fit, notwithstanding that the share certificates in respect of the Shares are held by the Lender, provided that the Shareholder shall not exercise such rights in a manner which would or might detract from the security created by this Pledge or conflict with any provision of any of the Security Documents. Upon the occurrence of an Event of Default that is continuing, the Shareholder shall not be entitled to exercise any voting or other rights in relation to the Secured Property and the Lender may in its absolute discretion deal with the Secured property and exercise any such voting and/or other rights as it thinks fit.

5.2	Dividend rights

Unless and until an Event of Default has occurred and is continuing, the Shareholder shall be entitled to receive and retain all dividends, distributions and other amounts paid on or derived from the Secured Property. If an Event of Default has occurred and is continuing, the Lender may require that any dividends, interest or other moneys which may be paid or payable in respect of the Secured Property shall be paid to the Lender and shall be applied by the Lender in or towards payment of the Outstanding Indebtedness in accordance with clause 13.1.1 of the Loan Agreement. So long as no Event of Default has occurred and is continuing, any dividends shall be paid to the Shareholder.

5.3	Delivery of dividend mandate

Where the Lender becomes entitled to receive dividends pursuant to clause 5.2, the Shareholder shall promptly upon written request by the Lender execute and deliver to the Corporation a dividend mandate in the form set out in Schedule 5.

5.4	Payment of dividends and interest

Any dividends, interest or other moneys or property charged pursuant hereto which are received by the Shareholder after the power of sale under clause 7.1 has arisen shall be held in trust for the Lender and shall be paid or delivered to the Lender on demand for application in accordance with clause 5.2.

6	FURTHER ASSURANCE
6.1	Execution of further charges

The Shareholder shall, at its own expense and at any time if and when required by the Lender execute such further legal or other pledges, charges or assignments in favour of the Lender as the Lender shall from time to time require over all or any of the Secured Property and all rights relating thereto both present and future (including any substituted securities) and any other transfers or documents the Lender may from time to time reasonably require for perfecting its title thereto or for vesting, or enabling it to vest, the same in itself or its nominees or in any purchaser, to secure all moneys, obligations and liabilities hereby covenanted to be paid, or otherwise hereby secured, or to facilitate realisation of the Secured Property.

6.2	Other matters

The Shareholder also undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such document, act or thing as in the reasonable opinion of the Lender may be necessary for the purpose of pledging, charging or assigning the Secured Property or perfecting the security constituted, or intended to be constituted, by this Pledge.

7	POWERS OF THE LENDER
7.1	Enforcement
At any time after the occurrence of an Event of Default that is continuing:
7.1.1	Deposit Bank
the Lender may date the Deposit Bank Instruction, deliver to the Deposit Bank and take from the Deposit Bank the share certificates in respect of the Deposited Shares;
7.1.2	Transfers

the Lender, and any nominee of the Lender may complete the transfers in respect of the Shares deposited with the Lender pursuant hereto, by dating them, and may submit all or any of the transfers together with any share certificates in respect thereof for registration in the name of the Lender, or any nominee of the Lender, and thereafter the Lender or any such nominee may exercise all the powers, interests or rights which may be exercisable by the registered holder of the Shares and all other powers conferred on mortgagees by law or otherwise without further notice and without any restrictions; and

7.1.3	Application of dividends and interest

any dividends, interest or other payments which may be received or receivable by the Lender, or by any nominee, in respect of any of the Secured Property (or any part thereof) may be applied by the Lender as though they were proceeds of sale.

7.2	Sale or disposal

In exercising the powers referred to in clause 7.1, the Lender may sell or dispose of the Secured Property or any part thereof at such times in such manner for such consideration and on such terms and conditions as the Lender may think fit (and the Lender shall be entitled at its absolute discretion to purchase any and all of the Secured Property (or any part thereof) so sold). Any such sale or disposition may be for such consideration and shall be payable at such time as the Lender shall think fit.

7.3	No enquiry by purchaser
No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Lender to exercise any of the powers hereby conferred has arisen, nor be concerned with notice to the contrary, or with the propriety of the exercise or purported exercise of such powers.
7.4	Application of proceeds

All moneys received by the Lender under, or in the exercise of any powers conferred by, this Pledge shall be applied in or towards payment of the Outstanding Indebtedness and the balance shall be applied in accordance with clause 13.1.1 of the Loan Agreement.

7.5	Expenses, costs of variations, amendments, enforcement etc.
The Shareholder shall pay to the Lender on a full indemnity basis on demand:
7.5.1

all sums (including reasonable legal, printing and out-of-pocket expenses) properly incurred by the Lender in connection with the negotiation, preparation, execution or registration of this Pledge and any documentation executed pursuant to it and of any amendment or extension of or the granting of any waiver or consent under this Pledge; and

7.5.2

all sums (including reasonably legal, printing and out-of-pocket expenses) properly incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement or preservation of any rights under this Pledge or otherwise in respect of the Outstanding Indebtedness or the security thereof.

7.6	Indemnity

The Shareholder hereby agrees and undertakes to indemnify the Lender on demand against all losses, actions, claims, proceedings, costs, expenses, demands, obligations and liabilities whatsoever and whenever arising which may now or hereafter be incurred by the Lender in respect of, in relation to or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Pledge or otherwise in connection therewith and herewith or with any part of the Secured Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in any of the Security Documents except to the extent such losses, actions, claims, proceedings, costs, expenses, demands, obligations and liabilities arises as a result of the Lender’s fraud, gross negligence or wilful misconduct.

7.7	Liability of Lender
The Lender shall not be liable to account as mortgagee in possession in respect of all or any of the Secured Property and shall not be liable for any loss upon realisation or for any neglect or default to present any interest coupon or any bond or stock drawn for repayment or for any failure to pay any call or instalment or to accept any offer or to notify the Shareholder of any such matter of for any loss occasioned by the timing of the exercise of any of its powers under this Pledge or for any other loss of any nature whatsoever howsoever arising in connection with the Secured Property or the exercise or purported exercise of any powers contained in this Pledge, regardless of whether such liability is alleged to arise in contract, tort, negligence, breach of statutory duty or otherwise except to the extent such losses, actions, claims, proceedings, costs, expenses, demands, obligations and liabilities arises as a result of the Lender’s fraud, gross negligence or wilful misconduct.

8	ATTORNEY

8.1	Power of attorney

The Shareholder by way of security hereby irrevocably appoints the Lender to be its attorney in its name and on its behalf and as its act and Pledge or otherwise to (i) sign, seal, execute, deliver and complete any transfers or other documents which the Lender may require for perfecting its title to or for vesting the Shares, both present and future, in the Lender or its nominees or in any purchaser and (ii) to make any alteration or addition to the Shares comprised therein or any other alteration or addition and to re-deliver the same thereafter and otherwise (iii) generally to sign, seal, execute, deliver and otherwise perfect any such transfers or other documents and any legal or other charges or assignments over the Shares whilst the Shareholder is required to undertake, but has failed to do within 10 Banking Days of notice to the Shareholder pursuant to in clause 6 and (iv) execute any documents and to do all such acts and things as may be required for the full exercise of the powers conferred hereby or by law, including any sale or other disposition, preservation, realisation or getting in of the Secured Property and the Shareholder ratifies and confirms, and agrees to ratify and confirm any Pledge, document, assurance, agreement, instrument, act or thing which any such attorney may lawfully execute or do. Provided always that such power shall not be exercisable until the occurrence and during the continuation of an Event of Default.

8.2	Dealings with attorneys

The exercise of such power by or on behalf of the Lender shall not put any person dealing with the Lender upon any enquiry as to whether an Event of Default has occurred, nor shall such person be in any way affected by notice that no such event has occurred, and the exercise by the Lender of such power shall constitute conclusive evidence of its right to exercise the same.

9	CONTINUING SECURITY AND OTHER MATTERS
9.1	Continuing security
It is agreed that the security created by this Pledge and the obligations and liabilities of the Shareholder and rights, remedies and powers of the Lender hereunder:
9.1.1

shall be held by the Lender as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied;

9.1.2

shall be in addition to and shall not prejudice or affect and may be enforced by the Lender, without prior recourse to the security created by any other Security Documents or by any other present or future security interest, right or remedy held by or available to the Lender;

9.1.3

may be enforced by the Lender without prior recourse to any such security or guarantee as is referred to in clause 9.1.2 and the Shareholder waives all rights it may have of first requiring the Lender to enforce any such security or guarantee or to proceed against or claim payment from the Corporation or any other person;

9.1.4

shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness or by any settlement of accounts between the Corporation, the Shareholder or any other person who may be liable to the Lender in respect of the Outstanding Indebtedness or any part thereof, and the Lender;

9.1.5

shall not in any way be prejudiced or affected by any time, indulgence or relief being given by the Lender to the Corporation or any other person, by any amendment or supplement to the Loan Agreement, any of the other Security Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect or perfect or enforce any right, remedy or security against the Corporation or any other person or by anything done or omitted which but for this provision might operate to exonerate the Shareholder; and

9.1.6

shall not in any way be prejudiced or affected by any change in the constitution of, or any amalgamation or reconstruction of the Shareholder, the Corporation, the Lender or any other person or by any legal limitation, disability, incapacity or other circumstances relating to the Shareholder, the Corporation or any other person, whether or not known to the Lender, by any invalidity or irregularity or unenforceability of the obligations of the Shareholder, the Corporation or any other person under the Loan Agreement or any of the other Security Documents or otherwise and, in the event that any obligation or purported obligation of the Shareholder, the Corporation or any other person which, if enforceable or valid or continuing, would be secured by this Pledge is or becomes wholly or in part unenforceable or invalid or terminated for any reason whatsoever, the Shareholder shall keep the Lender fully indemnified against any loss suffered by the Lender as a result of any failure by the Shareholder, the Corporation or such other party to perform any such obligation or purported obligation.

9.2	Rights additional

All the rights, remedies and powers vested in the Lender hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Lender under this Pledge, the Loan Agreement, the other Security Documents or at law and all the powers so vested in the Lender may be exercised from time to time and as often as the Lender may require.

9.3	No enquiry

The Lender shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Pledge, or to make any claim or take any action to collect any moneys receivable by the Lender in the exercise of any powers conferred by this Pledge, or to enforce any rights or benefits hereby assigned to the Lender or to which the Lender may at any time be entitled under this Pledge.

9.4	Suspense account

Any money received, recovered or realised by the Lender by virtue of or in connection with the security created by this Pledge may be placed to the credit of a suspense account (pending their application pursuant to the terms of this Pledge) with a view to preserving the rights of the Lender to prove for the whole of the Outstanding Indebtedness against the Corporation in the event of any proceedings in, or analogous to, liquidation, composition or arrangement.

9.5	Settlements conditional

Any release, discharge or settlement between the Shareholder and the Lender shall be conditional upon no security disposition or payment to the Lender by the Corporation, the Shareholder or any other person being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Lender shall be entitled to enforce the security created by this Pledge and the other Security Documents as if such release, settlement or discharge had not occurred and any such payment had not been made.

10	DISCHARGE OF SECURITY

At the end of the Facility Period the security hereby constituted shall terminate and the Lender shall, at the request and cost of the Shareholder, deliver, transfer or cause to be released to the Shareholder, or to such person or persons as the Shareholder shall direct, the documents and other items referred to in clause 4.1, and release and retransfer the Secured Property to the Shareholder or to such person or persons as the Shareholder shall direct, free and discharged from the security hereby constituted.

11	CERTIFICATES

A certificate by the Lender as to any amount due or calculation made or any matter determined in connection with this Pledge shall be conclusive and binding on the Shareholder except in the case of manifest error.

12	PAYMENTS
12.1	No deductions

All payments to be made by the Shareholder under this Pledge shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings, in Dollars on the due date to such account as the Lender shall from time to time notify to the Shareholder.

12.2	Currency indemnity

If any sum due from the Shareholder under this Pledge or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Pledge or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Shareholder, (b) obtaining an order or judgment in any court of other tribunal or (c) enforcing any order or judgment given or made in relation to this Pledge, the Shareholder shall indemnify the Lender on demand in respect of any loss suffered as a result of any difference between (i) the rate of exchange used to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may, in the ordinary course of business, purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Shareholder under this clause 12.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Pledge and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

13	NOTICES
13.1.1	The provisions of clause 15 of the Loan Agreement shall apply to this Pledge as if references therein to “this Agreement” were to this Pledge and otherwise mutatis mutandis.
14	OTHER MATTERS
14.1	No waiver

No failure or delay by the Lender in exercising any right, power or remedy vested in it under this Pledge or by law shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right, power or remedy under this Pledge or by law preclude any other or further exercise thereof or the exercise of any other power, right or remedy under this Pledge or by law. The security, rights, powers and remedies provided in this Pledge are cumulative, in addition to and independent of, all other security of the Lender and of any other obligations, rights or powers, and are not exclusive of any remedies provided by law.

14.2	Severability

Each of the provisions of this Pledge is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

14.3	Delegation of powers

The Lender shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Pledge (including the power vested in it by virtue of clause 8) in such manner, upon such terms, and to such person as the Lender in its absolute discretion may think fit.

14.4	Assignment by Shareholder
The Shareholder may not assign or transfer any of its rights or obligations under this Pledge.
14.5	Assignment by Lender
The Lender may not assign any of its rights or benefits under this Pledge without the consent of the Shareholder.
14.6	Counterparts
The Pledge may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which, when taken together, shall constitute a single instrument.
15	LAW AND JURISDICTION
15.1	Law
15.1.1	This Pledge shall be governed by, and construed in accordance with, Marshall Islands law.

15.2	Submission to jurisdiction

For the benefit of the Lender, the parties hereto irrevocably agree that any legal action or proceedings arising out of or in connection with this Pledge against them or their assets (a “Dispute”) may be brought in the courts of England or in the courts of any other country chosen by the Lender, each of which shall have jurisdiction to settle any Disputes arising out of or in connection with this Pledge. and the Shareholder hereby irrevocably and unconditionally submits to the jurisdiction of the English courts

15.2.1

The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Shareholder in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Shareholder further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any Dispute which the Shareholder may have against the Lender arising out of or in connection with this Pledge;

15.2.2

The Shareholder hereby unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England to receive, for it and on its behalf, service of process or other document relating to any proceedings before the courts of England in connection with this Pledge in any such legal action or proceedings and agrees to maintain such agent for service of process in England for so long as any amount is outstanding and/or the Shareholder has any actual or contingent liability arising out of or in connection with this Pledge;

15.2.3

The Shareholder agrees that, failure by a process agent to notify the Shareholder of service of process will not invalidate the proceedings concerned, and further agrees that, if the appointment of any person mentioned in this clause as agent for service ceases to be effective, the Shareholder shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 7 days, the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Shareholder in those circumstances to appoint such person by notice to the Shareholder.

15.3	Forum non conveniens and enforcement abroad
The Shareholder:
15.3.1

waives any right and agrees not to apply to the English court or any other court in any jurisdiction whatsoever to stay or strike out proceedings commenced in England on the ground that England is an inappropriate forum and/or that there is another more appropriate forum and/or that proceedings have been or will be commenced in any other jurisdiction in connection with any Dispute and/or related matter, and

15.3.2

agrees that a judgment or order of an English court in a Dispute or other matter shall be conclusive and binding on the Shareholder and may be enforced against it in the courts of any other jurisdiction.

15.4	Right of Lender, but not Shareholder, to bring proceedings in any other jurisdiction
15.4.1	Nothing in this clause limits the right of the Lender to bring proceedings, including third party proceedings, against the Shareholder, or to apply for interim remedies, in connection with this Pledge in any other court and/or concurrently in more than one jurisdiction.

15.4.2	The obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

IN WITNESS whereof the parties hereto have caused this Pledge to be duly executed as a Pledge the day and year first before written.

SIGNED and DELIVERED	)
as a PLEDGE by	)
NAVIOS MARITIME HOLDINGS INC.	)
/s/ George Achniotis in the presence of:

/s/ Robin Parry Witness

SIGNED and DELIVERED	)
as a PLEDGE by	)
NAVIOS MARITIME ACQUISITION CORPORATION) /s/ Leonidas Korres
in the presence of: /s/ Robin Parry Witness